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                                                                    EXHIBIT 99.1

ElderTrust(TM)

    A Healthcare Real Estate                       101 East State Street
    Investment Trust                               Suite 100
                                                   Kennett Square, PA  19348
                                                   T 888.234.REIT
                                                   T 610.925.4200
                                                   F 610.925.4351

Contact:          D. Lee McCreary, Jr.
                  President and Chief Executive Officer
                  (610) 925-4200

   ElderTrust Addresses Chapter 11 Bankruptcy Filings by Genesis and Multicare and their Subsidiaries; Expects Significant Accounting Charges and Expects a
       Significant Reduction or Suspension of Shareholder Distributions;
             and Notes Events of Default under Existing Indebtedness

Kennett Square, PA, (June 23, 2000) - ElderTrust (NYSE:ETT), an equity healthcare REIT, today announced that it had begun the process of assessing the impact on ElderTrust of yesterday's Chapter 11 bankruptcy filings by Genesis Health Ventures, Inc. (NYSE:GHV), The Multicare Companies, Inc., a 43.6% owned consolidated subsidiary of Genesis, and their subsidiaries. The Genesis and Multicare bankruptcy filings follow debt restructuring discussions between those entities and their senior lenders.

Approximately 70% of ElderTrust's consolidated assets at March 31, 2000 consisted of real estate properties leased to or managed by subsidiaries of Genesis and loans on real estate properties made to consolidated and unconsolidated subsidiaries of Genesis or Multicare. Revenues recorded by ElderTrust in connection with these leases and loans totaled $4.7 million, or 67% of ElderTrust's total revenues, for the quarter ended March 31, 2000. In addition, unconsolidated entities of ElderTrust, in which ElderTrust had investments in and advances to totaling $18 million at March 31, 2000, also lease properties to these entities and recognized revenues of $3.2 million for the same period.

Included in ElderTrust's consolidated assets at March 31, 2000 are approximately $20 million in secured loans outstanding to subsidiaries of Multicare (with a weighted average annual interest rate of 10.5%), 20% of the principal balance of which is guaranteed by Multicare. ElderTrust also has approximately $20 million in loans to subsidiaries of Genesis (with a weighted average annual interest rate of 9.4%), 100% of the principal amount of which is guaranteed by Genesis.

As previously disclosed, ElderTrust, Genesis and Multicare have been discussing a proposed restructuring of the loan and other relationships among the parties. These discussions continue. However, in light of the Genesis and Multicare bankruptcy filings, any agreement reached by the parties will be subject to bankruptcy court approval.

In addition, as a result of the bankruptcy filings, it is not expected that the Genesis and Multicare subsidiaries that are the borrowers on the loans will be permitted to make further interest payments to ElderTrust until the borrowers'

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bankruptcy plans are approved. ElderTrust will retain its security position in the collateral underlying the loans but may be unable to recover the full amount of its principal. Such recovery is ultimately dependant upon the value of the underlying collateral and, to the extent the loan exceeds such collateral value, to the general unsecured creditors' recovery on their prepetition claims.

Further, although the subsidiaries of Genesis that are the lessees initially are required to continue to make lease payments to ElderTrust, in bankruptcy these entities can assume or reject the leases to which they are parties. If one or more of the leases are rejected, ElderTrust would be required to find new lessees for the affected properties or renegotiate the lease terms with the existing lessees, which could result in substantially lower rental rates being paid to ElderTrust under the new or revised leases. If a new lease arrangement is not immediately obtainable, the Company may be required to operate the returned property. If this occurs, ElderTrust may have insufficient cash to operate the property.

D. Lee McCreary, Jr., President and Chief Executive Officer of ElderTrust, said, "While we were hopeful that Genesis and Multicare could stave off bankruptcy they were obviously unable to do so. As these entities may not be permitted to make interest payments to us during the bankruptcy period, these filings may significantly reduce our cash flow. As a result, we expect that distributions to our shareholders will be significantly reduced or suspended. We believe the distributions to our shareholders made by us to date during 2000 would be adequate to satisfy our REIT distribution requirements for 2000." Mr. McCreary added, "While we believe that we can continue to make our debt service requirements after giving effect to this reduction in our cash flow, any further reduction in our cash flow would adversely affect our ability to do so and could significantly and adversely affect our ability to continue our operations."

Because of the increased uncertainty surrounding ElderTrust's ability to recover on the Genesis and Multicare loan guarantees referred to above due to the bankruptcy filings by these entities, Mr. McCreary also said that ElderTrust has begun assessing the impact of the Genesis and Multicare bankruptcy filings on the carrying values of ElderTrust's assets. Depending on various factors, such as the reduction in loan fair market values resulting from the inability to recover under the Genesis and Multicare corporate guarantees, such assessment could result in ElderTrust having to record significant charges in the quarter ending June 30, 2000 or subsequently to reflect any reduction in the net realizable value of its assets.

ElderTrust also announced today that it expects to record a significant and separate impairment charge during the quarter ending June 30, 2000, relating to its aggregate $12 million investment in ET Capital Corp at March 31, 2000. ET Capital, an entity owned 95% by ElderTrust, has a $7.8 million loan to The AGE Institute of Florida. The loan, which has an interest rate of 13%, is secured by a second lien on 11 nursing facilities located in Florida that are managed by Genesis. AGE has ceased making interest payments to ET Capital. Genesis is the guarantor on the $40 million first mortgage loan secured by the 11 nursing

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facilities, and the first lien holder has declared Genesis in default on such guarantee, and, additionally, is seeking recovery from ET Capital of an interest payment totaling approximately $250,000 received by ET Capital from AGE in April 2000. The precise amount of the impairment charge has not yet been determined.

Finally, ElderTrust announced that events of default have been declared under two mortgage loans totaling approximately $20 million as it does not meet certain financial covenant requirements under guarantee agreements relating to the underlying mortgages. The anticipated impairment charge on ElderTrust's investment in ET Capital and any additional charges recorded as to loans and leases to Genesis and Multicare and related entities, when recorded, is expected to cause ElderTrust to violate net worth covenants under the two mortgage loans referred to above and under its Bank Credit Facility with a current balance outstanding of $39.3 million.

ElderTrust is a real estate investment trust that invests in real estate properties used in the healthcare services industry, principally along the East Coast of the United States. Since commencing operations in January 1998, the Company has acquired direct and indirect interests in 31 buildings and has loans outstanding of $49 million in construction and term financing on eight additional healthcare facilities.

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis and Multicare continue to make lease and loan payments to the Company, the outcome of the Genesis and Multicare bankruptcy proceedings, real estate conditions, the Company's ability to refinance its existing bank credit facility when it matures in June 2001, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                For more information on ElderTrust at no charge,
             please dial 1-800-PRO-INFO and enter ticker symbol ETT,
               or visit ElderTrust's website at www.eldertrust.com